UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of Earliest Event Reported):	Commission File Number:
October 29, 2004	01-12888

SPORT-HALEY, INC.

(Exact name of Registrant as specified in its charter)

Colorado	84-1111669
(State of incorporation)	(I.R.S. Employer Identification Number)

4600 E. 48th Avenue

Denver, Colorado 80216

303/320-8800

(Address of principal executive
offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 29, 2004, the board of directors of Sport-Haley, Inc. (the “Company”) appointed Donald W. Jewell, Senior Vice President, to act as interim Chief Executive Officer of the Company until a permanent Chief Executive Officer can be appointed. As previously reported, the board recently approved a resolution that the Company would not renew the Executive Employment Agreement of Kevin M. Tomlinson, the Company’s Chief Executive Officer, President and director, beyond the end of its term on March 17, 2005, and that the Company and Mr. Tomlinson had agreed that he would continue to act as Chief Executive Officer and President until a new or interim Chief Executive Officer is appointed or the end of the term of his employment agreement, whichever occured first. Accordingly, as Mr. Jewell will assume the position of interim Chief Executive Officer immediately, Mr. Tomlinson will step down from his duties as Chief Executive Officer and President. Mr. Tomlinson will continue to serve as a director.

Mr. Jewell, 53, has served as the Company’s Senior Vice President since February 2001. He will continue to hold that position while also serving as interim Chief Executive Officer. The Company and Mr. Jewell have not entered into a written employment agreement concerning his appointment as interim Chief Executive Officer, but expect to do so shortly. The agreement is expected to provide for a term through June 30, 2005, unless a permanent Chief Executive Officer is appointed sooner, with certain renewal provisions, if necessary. Further, the Company and Mr. Jewell have agreed that he will receive a salary of $200,000 annually, payable on a monthly basis, along with a bonus, at the Board’s discretion. Once a permanent Chief Executive Officer is appointed, Mr. Jewell is expected to continue as Senior Vice President, pursuant to the terms of his existing employment agreement.

Item 8.01 Other Events

On October 29, 2004, the Company issued a News Release announcing that Donald W. Jewell had been appointed as interim Chief Executive Officer and Kevin M. Tomlinson, the current Chief Executive Officer and President, had stepped down from those positions. A copy of this press release is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Desciption

Exhibit 99.1	News release dated October 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORT-HALEY, INC.

Date: November 1, 2004	By:	/s/ Patrick W. Hurley
Patrick W. Hurley, Chief Financial Officer